EXHIBIT (k)(i)

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

THIS TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT (this “Agreement”), dated as of June 13, 2017 is between the investment companies listed in Exhibit A (as amended from time to time), each, a Maryland corporation (each, a “Company” and collective, the “Companies”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“AST” or the “Agent”).
1.          Appointment as Transfer Agent.  Each Company hereby appoints AST to act as sole transfer agent, registrar and distribution disbursing agent for the common stock of the Company and for any such other securities as set forth in Exhibit B hereto (which the Company shall update as necessary to keep complete and accurate) and as the Company may request in writing (with respect to each Company, collectively, the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.In connection with the appointment of AST as transfer agent and registrar for a Company, the Company shall provide AST: (a) should the Company decide to issue stock certificates, specimens of any stock certificates approved by the Company’s board of directors (there being no currently outstanding stock certificates), with a certificate of the secretary of the Company as to such approval; (b) specimens of the signatures of the individuals authorized to sign written instructions and requests and, should the Company decide to issue stock certificates, specimens of the signatures of the officers of the Company authorized to sign stock certificates; (c) a copy of the articles of incorporation and by-laws of the Company and, on a continuing basis, copies of all material amendments to such articles of incorporation or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and (d) should the Company decide to issue stock certificates, a sufficient supply of blank certificates.
2.          Term; Termination.  The initial term of this Agreement shall be one (1) year from the date hereof and the appointment shall automatically be renewed for further one (1) year successive terms without further action of the parties, unless written notice is provided by either party at least sixty (60) days prior to the end of the initial one (1) year period. After the expiration of the initial term, either of the parties hereto may terminate this Agreement at any time for its convenience by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of receipt of such notice.
3.          Services.  AST shall perform the services set forth on Exhibit C hereto. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided the Company incurs no additional charge for such services.AST has implemented and will maintain written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act (the “Rule”). In order to assist the Companies in satisfying the requirements of the Rule, AST will provide the Companies’ Chief Compliance Officer with reasonable access to AST’s personnel and records relating to the services provided by it under this Agreement, and will provide quarterly compliance certifications regarding compliance with the Rule and will provide prompt notice of any Material Compliance Matter (as defined in the Rule) involving AST that affects or could affect the Companies.AST agrees to respond to any requests from the Companies’ Chief Compliance Officer within a reasonable period of time.AST may provide further services to, or on behalf of, a Company as may be agreed upon between a Company and AST.

4.          Company Representations and Warranties. Each Company represents and warrants to AST as to itself only that:
(a)          i)          It is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all corporate proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement;
(b)          All securities issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable. All such securities are (or, in the case of securities that have not yet been issued, will be) duly registered under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if so required. Any securities not so registered were or shall be issued or transferred in a  transaction or series of transactions exempt from the registration provisions of the relevant law, and in each such issuance or transfer, the Company was or shall be so advised by its legal counsel and all securities issued or to be issued bear, shall bear, are deemed to bear or shall be deemed to bear all appropriate legends;
(c)          It has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;
(d)          This Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and
(e)          The Company shall promptly advise AST in writing of any change in the capital structure of the Company, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares, provided, however, no such notice shall be provided in connection with shares issued pursuant to the Company’s distribution reinvestment programs.
5.          AST Representations, Warranties and Covenants. AST represents, warrants and covenants to the Companies that:
(a)          AST is a limited liability trust company duly organized and validly existing under the laws of its state of organization;
(b)          AST is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act; and
(c)          Subject to Section 17, during the term of this Agreement, AST shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder in all material respects.
(d)          This Agreement has been duly authorized, executed and delivered by AST and is enforceable against AST in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and

(e)          AST shall promptly advise the Companies in writing of any material change in the financial condition of AST that could have a material adverse effect on its ability to perform the services under the Agreement.
(f)          AST has adopted and implemented written policies and procedures, as required by Rule 38a-1 under the Investment Company Act of 1940, as amended, which are reasonably designed to prevent violations of federal securities laws by AST, its employees, officers, and agents (“Compliance Procedures”). AST has adopted policies and procedures relating to, without limitation, privacy, business continuity, and information security.
6.	Reliance.
(a)          AST undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against AST.
(b)          AST may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from a Company, any predecessor transfer agent or co-transfer agent or any registrar (other than AST), predecessor registrar or co-registrar, as appointed in each case by the Company; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission reasonably believed by AST to be genuine and to have been signed or given by the Authorized Person (as defined below); (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; (iv) any instructions received through Direct Registration System/Profile; or (v) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, AST is authorized to refuse to make any transfer that it determines in good faith not to be in good order until it consults with the applicable Company.
(c)          In connection with any question of law arising in the course of the performance of its duties hereunder, AST may consult with legal counsel (including internal counsel), that AST in good faith believes has the requisite experience to advise on such matters, whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by AST hereunder in good faith and in reasonable reliance thereon and shall notify the Company of any such action taken or to be taken in reliance on such advice.
(d)          Each Company shall (i) advise AST in writing that it is entitled to act and rely only on written instructions of designated officers and any other authorized persons (each, an “Authorized Person”) of the Company; (ii) furnish AST with an appropriate incumbency certificate for such Authorized Persons and their signatures; and (iii) thereafter keep such designation current with an annual (or more frequent, if requested) incumbency certificate or certificate confirming that the Authorized Persons have not changed. AST may also act and rely on advice, opinions or instructions received from the Company’s legal counsel.
(e)          AST may act and rely on, and shall incur no liability and shall be fully indemnified by a Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company by an Authorized Person or a holder of one or more Shares of such Company (each, a “Shareholder”) with respect only to such Shareholder’s Shares, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) on any statement of fact contained in any such writing or instruction which AST in good faith does not believe to be inaccurate; (iii) on the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security, provided, however, that AST will compare any signature to the incumbency certificate provided by the applicable Company pursuant to sub-section (d) above and will not rely on signatures that do not reasonably appear to match the signature on the incumbency certificate (if an incumbency certificate has been provided); and (iv) on the conformity to original of any copy.AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

7.          Compensation. AST shall be entitled to the fees set forth on Schedule A hereto for all services rendered and shall be reimbursed for all reasonable and documented expenses incurred, including without limitation reasonable legal costs of a single counsel and costs of responding to subpoenas related to a Company’s records (regardless of whether AST is still acting as the Agent) in connection with its obligations hereunder. In the event that a Company requests additional services not contemplated by this Agreement, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. In the event that a Company, without terminating this Agreement in its entirety, retains a third party to provide services that already are being provided by AST in accordance with this Agreement, the Company shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Company and AST.

8.	Performance of Services.
(a)          In the event that a Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than thirty (30) days after AST provides notice to the Company of the Company’s breach, AST shall have the right to terminate or suspend its services upon 30 days’ notice to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under this Agreement. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.
(b)          A Company may terminate this Agreement if (i) AST breaches any of its material obligations hereunder and such default remains uncured for thirty (30) days after AST’s receipt of notice of such breach from the Company; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against AST, AST shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.
(c)          Upon termination of this Agreement, all fees earned and expenses incurred by AST up to and including the date of such termination shall be immediately due and payable to AST on or before the effective date of such termination.
(d)          Upon termination of this Agreement, the Company shall pay AST a fee for de-conversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries). This fee shall be based on AST’s then-current de-conversion fee schedule. AST may withhold the Company’s records and reports pending the Company’s payment in full of all fees and expenses owed to AST under this Agreement.Prior to termination of this Agreement, the Company shall provide AST with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by AST.

9.	Reserved.
10.          Lost Certificates. In the event that a Company issues Share certificates and so informs AST, AST shall be authorized to issue replacement certificates for stock certificates for Shares of that Company claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.
11.          Overissue. In the event that a Company decides to issue Share certificates and so informs AST, if AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (a) resolve the issue with the party that sent the stock certificate or take other legal action, (b) increase the number of its issued Shares, or (c) acquire and cancel a sufficient number of issued Shares, to correct the overissue.
12.	Confidentiality.
(a)          AST acknowledges that it will acquire information and data from each Company, and such information and data are confidential and proprietary information of each Company (collectively, the “Confidential Information”). AST agrees to treat all records and other information regarding a Company and its prior, present or potential Shareholders in confidence except after prior notification to and approval in writing by the Company (to the extent permitted by law), which approval shall not be unreasonably withheld, when requested to divulge such information by duly constituted authorities, or when so requested by the Company; provided, however, that AST shall not be required to notify, or obtain written approval from, the Company in connection with subpoenas or information requests relating to one or more Shareholders with respect to routine matters including, without limitation, divorce proceeding, tax and probate. Confidential Information with respect to a Company may include, but shall not be limited to, information related to clients, business plans, corporate actions, Shareholders, business processes, and other related data, all in any form whether electronic or otherwise, that AST acquires in connection with this Agreement. Confidential Information will not include, however, any information that (a) was in the possession of AST at the commencement of the services contemplated under this Agreement; (b) became part of the public domain through no fault of AST; (c) became rightfully known  to AST or its affiliates through a third party with no obligation of confidentiality to the Company, or (d) is independently developed by AST.  AST agrees not to disclose the Confidential Information to others (except as required by law) or use it in any way, commercially or otherwise, except in performing services hereunder, and shall not allow any unauthorized person access to the Confidential Information.  AST further agrees to exercise at least the same degree of care as it uses with regard to its own confidential information, but in no event less than commercially reasonable efforts and a reasonable degree of care, in protecting the Confidential Information.
(b)          Notwithstanding anything in this Agreement to the contrary, each party agrees that any Nonpublic Personal Information (“NPI”), as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”) and any such successor regulations (collectively, the “Privacy Laws”), disclosed hereunder is for the specific purpose of permitting AST to perform the services to be provided pursuant to this Agreement, and with respect to such information, it will comply with Privacy Laws. The parties will not disclose any NPI received in connection with this Agreement to any other party, except as necessary to carry out the services set forth herein or as otherwise permitted by Privacy Laws. Furthermore, NPI shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P and any applicable state laws and any successor laws or regulation.
(c)          AST represents and warrants that it has implemented and maintains appropriate security measures to protect personal information in compliance with federal and state regulations, including those related to privacy and confidentiality, applicable to AST. AST agrees that it shall promptly notify a Company of any security breach or other incident of which it becomes aware that involves possible unauthorized disclosure of or access to personal information related to the Company or its Shareholders. Without limiting the remedies available to the Companies, should AST fail to report, or take reasonable measures to resolve such a security breach or other incident, one or more Companies may terminate this Agreement. AST agrees that this provision shall cover any of its affiliates, subcontractors or agents that obtains access to personal information related to the Companies or their shareholders under this Agreement.AST will be responsible to the Companies for the compliance by such affiliates, subcontractors or agents  with this provision and their actions generally. This provision will survive termination or expiration of the Agreement for so long as AST continues to possess or have access to personal information related to the Companies or their Shareholders.
13.          Limitations on AST’s Responsibilities.  AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or a Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding any provision of, the Company’s charter or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.
14.          Limitations on Liability.  In no event shall AST or any Company have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover. AST’s liability arising out of or in connection with its acting as Agent for the Companies shall not exceed the aggregate amount of all fees (excluding expenses) that would normally be paid under this Agreement in thirty-six (36) month period. There shall be no limit on AST’s liability in the event of willful misconduct, bad faith or gross negligence immediately preceding the date of the first event giving rise to liability.
15.          Indemnity.  Each Company hereby agrees to indemnify and hold harmless the Agent and its officers, directors and employees (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject to arising out of or in connection with this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company, or any of its respective affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or negligence of such Indemnified Person. In the event that an Indemnified Person is requested or required to appear as a witness or is deposed in any action brought by or on behalf of or against the Company or any of its subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, the Company agrees to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel. To the fullest extent permitted by applicable law, no party hereto shall be liable to any other party hereto on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).In addition, AST will indemnify each Company and its officers, directors and employees against and hold them harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit resulting from willful misconduct, bad faith or negligence.
16.          The Agent agrees to notify a Company promptly of the assertion of any Proceeding against any Indemnified Person; and the Company agrees to notify the Agent promptly of the assertion of any Proceeding against the Company, or any of its officers, directors, employees, advisors, agents, other representatives and controlling persons in connection with this Agreement, in which event the Agent agrees to assume sole responsibility of promptly notifying any of the relevant Indemnified Person of any such assertion.At the Company’s election, the defense of the Indemnified Persons shall be conducted by the Company’s counsel. Notwithstanding the foregoing, the Agent may employ separate counsel to represent it or defend the Agent or an Indemnified Person in such Proceeding, and the Company will pay any reasonable, documented legal or other out-of-pocket expenses of counsel if the Agent or such Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to the Agent or such Indemnified Person that are different from, or in addition to, those available to the Company, or if an actual or potential conflict of interest between the Agent or the Indemnified Person and the Company makes representation by the Company’s counsel not advisable; provided that, unless there is an actual or potential conflict of interest, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding.In any Proceeding the defense of which the Company assumes, the Indemnified Persons shall be entitled to participate in such Proceeding and retain its own counsel at such Indemnified Person’s own expense.
17.          Force Majeure.  AST is not liable for failure or delay in the performance of its obligations under this Agreement if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event (“Force Majeure Event”). A Company shall not be entitled to terminate this Agreement pursuant to Section 8 upon the occurrence and during the continuance of a Force Majeure Event without the consent of AST, such consent shall not be unreasonably withheld.
18.          Market Data. Each Company acknowledges that AST may provide real-time or delayed quotations and other market information and messages (the “Market Data”), which Market Data is provided to AST by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Each Company agrees and acknowledges that AST shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

19.          No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and the Companies and their respective successors and assigns.No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.
20.          Governing Law; Jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any litigation arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for the proceeding brought in any such court. Each party hereto (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement in any New York State court or in any such Federal court, (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, and (iii) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICES HEREUNDER.
21.          Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, provided, however, that any reorganization, merger, consolidation, or sale of all or substantially all assets, by a party shall not be deemed to constitute an assignment of this Agreement, provided, in the case of AST, that the surviving entity is duly registered as a transfer agent pursuant to Section 17A(c) (2) of the 1934 Act and is qualified to perform all duties required under this Agreement.
22.          Notices. Any notice or communication by the Agent or a Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid) or overnight air courier to the other’s address.
If to a Company:
President, Mutual Funds
c/o Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, NY 10104

with copy to:

General Counsel, Mutual Funds
Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, NY 10104
And

Arthur Delibert
K&L Gates LLP
1601 K Street NW
Washington, DC 20006
Tel: (202) 778-9042
Email: arthur.delibert@klgates.com

If to the Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention:  Relationship Manager

with copy to:

American Stock Transfer & Trust Company, LLC
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Legal Department
Tel: (212) 269.5550
Email: legalteamAST@amstock.com
Each party hereto may designate, by notice to the other party, additional or different addresses for subsequent notices or communications.
23.          Customer Identification Program.  Each Company acknowledges and agrees that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), the Agent is required to obtain, verify and record information that identifies the Company and, if applicable, its affiliates, which information includes names, addresses, tax identification numbers and other information that will allow the Agent to identify the Company and its affiliates in accordance with the PATRIOT Act and other applicable “know your customer” and anti- money laundering rules and regulations. This notice is given in accordance with the requirements of the PATRIOT Act.
[Signature Page Follows.]

This Agreement has been executed by the parties hereto as of the date first written above.

THE INVESTMENT COMPANIES LISTED ON EXHIBIT A HERETO

By/s/ Brian Kerrane
Name: Brian Kerrane
Title: Chief Operating Officer - Funds
Agreed to and accepted by:
AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC

By /s/ Carlos Pinto
Name: Carlos Pinto
Title: Senior Vice President

EXHIBIT A
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman High Yield Strategies Fund Inc.
Neuberger Berman Intermediate Municipal Fund Inc.
Neuberger Berman MLP Income Fund Inc.
Neuberger Berman New York Intermediate Municipal Fund Inc.
Neuberger Berman Real Estate Securities Income Fund Inc.

EXHIBIT B
The Company is authorized to issue the following securities:

Name of Securities	Class	Par Value	Number of Shares Authorized
Neuberger Berman California Intermediate Municipal Fund Inc.	Common
Neuberger Berman California Intermediate Municipal Fund, Inc. Variable Rate Municipal Term Preferred Shares.	Preferred (VMTP)
Neuberger Berman High Yield Strategies Fund Inc.	Common
Neuberger Berman High Yield Strategies Fund, Inc. Mandatory Redeemable Preferred	Preferred (MRPS)
Neuberger Berman High Yield Strategies Fund, Inc. Floating Rate Senior Notes	Notes
Neuberger Berman Intermediate Municipal Fund Inc.	Common
Neuberger Berman Intermediate Municipal Fund Inc. Variable Rate Municipal Term Preferred Shares	Preferred (VMTP)
Neuberger Berman MLP Income Fund Inc.	Common
Neuberger Berman New York Intermediate Municipal Fund Inc.	Common
Neuberger Berman New York Intermediate Municipal Fund, Inc. Variable Rate Municipal Term Preferred Shares	Preferred (VMTP)
Neuberger Berman Real Estate Securities Income Fund Inc.	Common

EXHIBIT C
ACCOUNT MAINTENANCE AND RECORDKEEPING
•	Open new accounts, consolidate and close shareholder accounts
•	Maintain all shareholder accounts
•	Process address changes, including seasonal addresses
•	Place, maintain and remove stop transfers
•	Post all debit and credit certificate transactions
•	Perform social security solicitation
•	Handle shareholder and broker inquiries, including internet correspondence
•	Respond to requests for audit confirmations
REGULATORY COMPLIANCE
•	Issue audit confirmations to company’s auditors
•	Perform OFAC searches
STOCK AUDIT / CONTROL BOOK FUNCTIONS
•	Maintain accurate records of outstanding shares
•	Respond to requests for audit confirmations
•	Provide web access to the total outstanding share balances for any date after 1996/ a list of transactions affecting outstanding shares within a specified date range
•	Track client-specified reserve accounts
CERTIFICATE AND SECURITY ISSUANCE FUNCTIONS
•	Process all routine transfers
•	Post all debit and credit certificate transactions
•	Issue stock certificates
•	Create book entry DRS positions
•	Participate in the DRS profile system, allowing broker “sweeps” of registered positions
•	Interface electronically with DTC/CEDE & CO.
•	Mail newly-issued certificates/DRS advices to shareholders
•	Replace lost or stolen certificates
•	Issue and register all stock certificates
•	Issue stock options through the DWAC System. Optionee accounts at brokerage houses are credited the same day that instructions are received
•	Process legal transfers and transactions requiring special handling
•	Provide e-mail access for the same day issuance of stock options
•	Provide daily reports of processed transfers

REPORTING
•	Email daily of all transfer activity detail to company designated personnel
•	Furnish unlimited shareholder list, sorted by company-designated criteria
•	Provide unlimited sets of mailing labels
LISTS AND MAILINGS
•	Enclose multiple proxy cards to same household in one envelope (when applicable)
•	Monitor and suppress undeliverable mail until correct address is located
•	Furnish unlimited shareholder lists, in any sequence
•	Provide geographical detail reports of all stocks issued/surrendered over a specific period
•	Provide unlimited sets of mailing labels

WEB-BASED ORIGINAL ISSUANCE (OI) / DWAC SYSTEM 1
•	Facilitate Deposit/Withdrawal At Custodian (DWAC) and original issuances initiated from the client’s desktop via the internet
•	Credit (generally) DWACs within one hour of receipt
•	Facilitate client-entry of data for original issuance, ensuring that information is presented exactly as requested
•	Allow multiple requests to be submitted on the same form at the same time
•	Generate instant e-mail notification of submissions
•	Notify client via email when matching broker instructions have not been received
•	Provide designated brokers the ability for brokers to log into the system and track the status of company- submitted items
•	Report daily and monthly transactions via e-mail
•	Enforce a built-in security procedure
TECHNOLOGY AND INTERNET ACCESS
Shareholders via the Internet
•	Retrieve account information (including outstanding certificates and checks) 24 hours a day, 7 days a week
•	Review frequently asked questions, including transfer requirements.
•	Download forms (e.g., affidavit of domicile, form W8/W9, letters of transmittal, stock power, etc.)
•	Change account addresses
•	Replace lost, stolen or non-received checks
•	Replace lost, stolen or non-received stock certificates
•	Obtain a duplicate 1099 tax form
______________________________
1 AST does not charge a fee for DWAC processing, your broker may charge your company for fees incurred from receipt of shares.

•	Sign up for electronic delivery (for example proxy materials)
•	Request a certificate for shares held in book-entry or plan form
•	Enroll to have distributions directed toward purchase of additional shares
•	Review concise and plain-english descriptions of current corporate actions and other significant company events
•	Send e-mail inquiries concerning their account, or conduct an online chat session with one of our customer service representatives

SHAREHOLDERS VIA THE INTERACTIVE VOICE RESPONSE (IVR)
•	Obtain account-specific information, including account balance
•	Execute plan transactions, including sales and certification requests
•	Request a duplicate 1099 form, with delivery via mail or fax
•	Request a transfer package via mail or fax
•	Request forms to effect address changes, check replacements, stock certificate replacements and direct deposit enrollments
•	Obtain information pertaining to current corporate actions or other significant company events
SHAREHOLDER (INQUIRIES)
•	Distribute “welcome” material to new shareholders
•	Provide unlimited assistance to shareholders related to their securities holdings as they initiate account inquiries or perform transactions, including:
Guidance through common transactions
Explanations for transaction rejections and the corrective steps required to complete their request
•	Provide 24/7 account access via the internet and IVR telephonic system (unlimited)
•	Provide toll-free 800 number for shareholder-initiated telephone inquiries to our call center
•	Oversee the fulfillment process for potential investors
•	Issue replacement checks
CLIENT-DESIGNATED PERSONNEL VIA THE INTERNET
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View and download detailed shareholder data, including: name, address of record, account number(s), number of shares held in certificate and book-entry form, historical distribution-related information and cost basis reporting information

•	Obtain total outstanding share balances for any date after 1996 and/or a list of transactions affecting outstanding shares within a specified date range
•	Utilize our reporting tool to generate comprehensive reports in a real-time environment, with immediate e-mail delivery
•	Issue stock options and effect delivery through the DWAC system
•	Update company profile and corporate information AST’s Control Books Tracking
-	Access the number of outstanding shares as of any given date
-	Elect to receive daily emails of control books information
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-	Access transactions affecting the number of outstanding shares in a client-specified date range
AST’s Proxy Central
-	Proxy reports (either summary or detail) by proposal
-	Voting status on the fifty largest accounts
-	Shareholders attending your annual meeting
-	DTC position listing
-	Broker voting detail

ANNUAL SHAREHOLDER MEETING 2
•	Process proxy votes for routine/non-routine meetings
•	Imprint shareholders’ name on proxy cards
•	Mail material to shareholders (postage and processing fees will apply)
•	Prepare and transmit daily proxy tabulation reports to the company via email
•	Provide certified shareholder list via hard copy per request
•	Facilitate proxy distribution mailing
DISTRIBUTION DISBURSEMENT
•	Confirm in writing that the distribution notice was received
•	Prepare and calculate distribution payments
•	Coordinate distribution checks and enclosures mailing to the shareholders
•	Furnish one copy of the distribution register, hard copy or CD-ROM (if requested)
•	Answer shareholder inquiries relative to distribution payments
•	Place stop payment orders on reported lost distribution checks
•	Issue replacement distribution checks/sales checks
•	Provide copies of paid distribution checks upon request
•	Reconcile the distribution disbursing accounts maintained by AST
•	Report annual distribution income to shareholders on IRS form 1099-DIV
•	File annual tax information electronically to the internal revenue service.
•	Withhold and remit backup withholding taxes as required by the internal revenue service
•	Withhold foreign tax and file foreign tax reports as required by the internal revenue service.
•	Maintain custody and control of all undeliverable checks and forward returned items to shareholders upon notice of a current address
•	Mail year-end tax information to plan participants and the IRS
•	Produce all applicable tax forms
-	Mail year-end 1099 forms to shareholders
-	Furnish year-end 1099 tax forms to shareholders
-	Replace lost 1099 tax forms to shareholders
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2 AST Fund Solutions LLC may administer annual shareholder meetings and related services.

DISTRIBUTION REINVESTMENT PLAN ADMINISTRATION
•	Open and maintain participant accounts
•	Acknowledge and process reinvestment, direct debit and optional cash payments
•	Mail monthly distribution reinvestment statements within 5 business days of payable date
•	Correspond with plan participants
•	Mail proceeds to plan participants liquidating or terminating the plan
•	Provide periodic investment reports to the company
•	Process applicable cash distribution payments
•	Prepare and mailing checks to shareholders
•	Insert all required enclosures
•	Handle reinvestment and/or cash investment transactions for all plan participant accounts
•	Prepare and mail or transmit a year to date detailed distribution reinvestment statement to each plan participant
•	Maintain plan accounts and establish new participant accounts via internet and mail
•	Provide for direct debit of shareowner accounts for optional cash, as required
•	Process book-to-book transfers and partial and full share sales
•	Process termination and withdrawal requests by internet, mail or telephone
•	Provide safekeeping for shares in the plan
•	Handle all plan inquiries
•	Prepare and mail tax form 1099/1099B/1042 to participants and related filings with the IRS
•	Mail or transmit prospectus and enrollment package as requested by potential or existing shareholders
Investors Management
•	Provide complete access to CEFinsight.com
•	Provide quarterly Ownership Intelligence reports for each Fund serviced